Exhibit 10.19

ALTUS MIDSTREAM COMPANY
RESTRICTED
STOCK UNITS PLAN
Section 1.Establishment, Purpose and Effective Date of the Plan.
(a)    Establishment. Altus Midstream Company, a Delaware corporation (hereinafter referred to, together with its Affiliates (as defined below) as the “Company” except where the context otherwise requires), hereby establishes the Altus Midstream Company Restricted Stock Units Plan (the “Plan”).
(b)    Purpose. The purpose of the Plan is to provide Eligible Persons (as defined below) designated by the Committee (as defined below) for participation in the Plan with equity-based incentives to: (i) encourage such individuals to continue in the long-term service of the Company and its Affiliates, (ii) create in such individuals a more direct interest in the future success of the operations of the Company, (iii) attract outstanding individuals, and (iv) retain and motivate such individuals. The Plan is intended to provide Eligible Persons with the opportunity to acquire cash compensation related to the stock value of the Company and more closely align the compensation of such individuals with the interests of the Company’s stockholders.
(c)    Effective Date. The Effective Date of the Plan (the “Effective Date”) is ______________________________.
Section 2.    Definitions. The following terms shall have the meanings set forth below:
(a)    “Affiliate” means any entity other than the Company that is affiliated with the Company through stock or equity ownership or otherwise and is designated as an Affiliate for purposes of the Plan by the Committee.
(b)    “Award” means the grant of Restricted Stock Units or Divided Equivalents to a Participant under the Plan.
(c)     “Board” means the Board of Directors of the Company.
(d)    “Change of Control” shall mean a “Change of Control” of Apache Corporation and shall have the meaning assigned to such term in Apache Corporation’s Income Continuance Plan; provided that, in any event in which compensation payable pursuant to this Plan would be subject to the tax under Section 409A, then “Change of Control” means an event that satisfies both (i) the requirements as stated in Apache Corporation’s Income Continuance Plan, and (ii) the requirements of a “change in control event” within the meaning of Treasury Regulations § 1.409A-3(i)(5).

(e)    “Committee” means the Compensation Committee of the Company.
(f)    “Dividend Equivalent” means a right, granted to an Eligible Person, to receive cash equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.
(g)    “Eligible Persons” mean those employees of the Company or of any Affiliates, members of the Board, and members of the board of directors of any Affiliates who are designated as Eligible Persons by the Committee.
(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(i)    “Fair Market Value” means the fair market value of a share of Stock as determined by the Committee by reasonable application of a reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that if the Committee has not made such determination, such fair market value shall be the per share closing price of the Stock as reported on NASDAQ; provided further, however, that if on the date Fair Market Value is to be determined there are no transactions in the Stock, Fair Market Value shall be determined as of the immediately preceding date on which there were transactions in the Stock. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This definition is intended to comply with the definition of “fair market value” contained in Treasury Regulation Section 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.
(j)    “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference to a section of the Internal Revenue Code or Treasury Regulation shall be treated as a reference to any successor section.
(k)    “Involuntary Termination” means the termination of employment of a Participant by the Company or its successor for any reason; provided, that the termination does not result from an act of the Participant that constitutes common law fraud, a felony, or gross malfeasance of duty.
(l)    “Participant” means an Eligible Person designated by the Committee, from time to time during the term of the Plan, to receive one or more Awards under the Plan.
(m)    “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 5 hereof, to receive the Fair Market Value of a share of Stock in cash at the end of a specified vesting period or upon the occurrence of a specified event.
(n)    “Restricted Stock Units Agreement” means an agreement providing for the Award of Restricted Stock Units.
(o)    “Restriction Period” has the meaning set forth in subsection 5.2.

(p)    “Section 409A” shall have the meaning set forth in subsection 5.2.
(q)    “Specified Employee Payment Date” shall have the meaning set forth in subsection 17.2.
(r)    “Stock” means the $0.0001 par value Class A common stock of the Company and or any security into which such common stock is converted or exchanged upon merger, consolidation, or any capital restructuring (within the meaning of Section 6) of the Company.
(s)    “Voluntary Termination with Cause” occurs upon a Participant’s separation from service of his own volition and one or more of the following conditions occurs without the Participant’s consent:

(i)	There is a material diminution in the Participant’s base compensation, compared to his/her rate of base compensation on the date of the Change of Control.

(ii)	There is a material diminution in the Participant’s authority, duties, or responsibilities.

(iii)
There is a material change in the geographic location at which the Participant must perform his/her service, including, for example the assignment of the Participant to a regular workplace that is more than 50 miles from his regular workplace on the date of the Change of Control.

The Participant must notify the Company of the existence of one or more adverse conditions specified in clauses (i) through (iii) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to Altus Midstream Company’s Senior Vice President, Human Resources or his/her delegate. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Altus Midstream Company’s Senior Vice President, Human Resources or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Participant by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.
(t)    Headings; Gender and Number. The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.
Section 3.    Administration of the Plan.

3.1     Administration by the Committee. The Plan shall be administered by the Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, adopt rules and regulations for carrying out the purposes of the Plan, including, without limitation, the authority to:

(a)	Grant Awards;

(b)	Select the Eligible Persons and the time or times at which Awards shall be granted;

(c)	Determine the type of Awards and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, and restrictions relating to any Award;

(d)	Determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered;
(e)    Construe and interpret the Plan and any Award;

(f)	Prescribe, amend, and rescind rules and procedures relating to the Plan;
(g)    Determine the terms and provisions of Award agreements;

(h)	Appoint designees or agents (who need not be members of the Committee or employees of the Company) to assist the Committee with the administration of the Plan;

(i)	Communicate the material terms of each Award to its recipient within a relatively short period of time after approval; and

(j)	Make all other determinations deemed necessary or advisable for the administration of the Plan.
3.2    Committee Discretion. The Committee shall, in its absolute discretion, and without amendment to the Plan, have the power to waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan.
3.3    Indemnification. No member of the Committee shall be liable for any action, omission, or determination made in good faith. The Company shall indemnify (to the extent permitted under Delaware law) and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission, or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The determination, interpretations, and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.
3.4    Committee Delegation. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may appoint an administrative agent, who need not be a member of the Committee or an employee of the Company, to assist the Committee in administration of the Plan and to whom it may delegate such powers as the Committee deems appropriate, except that the Committee shall determine any dispute. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any Award agreement entered into hereunder, in the manner and to the extent it shall deem expedient, and it shall be the sole and final judge of such inconsistency.
Section 4.    Participation.
4.1    Participant. Participants in the Plan shall be those Eligible Persons who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation, and development of the Company or an Affiliate, and significantly contribute, or are expected to significantly contribute, to the achievement of the Company’s long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee, and receipt of one such Award shall not result in automatic receipt of any other Award. Upon determination that an Award is to be granted to a Participant, as soon as practicable, written notice shall be given to such person, specifying the terms, conditions, rights, and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights, and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.
Awards granted to members of the Board shall be recommended to the full Board by the Committee and approved by the full Board. In the event the Committee does not consist of at least two “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act), Awards granted to Participants, other than members of the Board, who are subject to the reporting requirements of Section 16 of the Exchange Act shall be recommended to the full Board by the Committee and approved by the full Board.
4.2    Notification to Participants and Delivery of Documents. As soon as practicable after such determinations have been made, each Participant shall be notified of (a) his/her designation as a Participant, (b) the date of grant, (c) the number and type of

Awards granted to the Participant, and (d) any other material terms or conditions imposed by the Committee with respect to the Award.
4.3    Delivery of Award Agreement. This requirement for delivery of a written Award agreement is satisfied by electronic delivery of such agreement provided that evidence of the Participant’s receipt of such electronic delivery is available to the Company and such delivery is not prohibited by applicable laws and regulations.
Section 5.    Restricted Stock Units.
5.1    Restricted Stock Unit Award Limits. In each calendar year, the aggregate number of Restricted Stock Units which may be awarded to a Participant shall not exceed a number of Restricted Stock Units for which the aggregate Fair Market Value of the underlying shares of Stock related to such Restricted Stock Units on the date of the Award is $300,000.00.
5.2    Restriction Period. At the time an Award of Restricted Stock Units is made, the Committee shall establish the terms and conditions applicable to such Award, including the period of time (the “Restriction Period”) during which certain restrictions established by the Committee shall apply to the Award. Each such Award, and designated portions of the same Award, may have a different Restriction Period. Restricted Stock Units may or may not be subject to Section 409A of the Internal Revenue Code (“Section 409A”). If they are subject to Section 409A, the grant of Restricted Stock Units must contain the provisions needed to comply with the requirements of Section 409A, including but not limited to (i) the timing of any election to defer receipt of the cash in an amount equal to the Fair Market Value of a specified number of shares of Stock covered by the Restricted Stock Units beyond the date of vesting, (ii) the timing of any payout election, and (iii) the timing of the settlement of a Restricted Stock Unit. Restricted Stock Units that are subject to Section 409A may be adjusted to reflect any Dividend Equivalent paid on the Stock covered by a Restricted Stock Unit between the date of grant and the date the Restricted Stock Unit vests, but only to the extent permitted in IRS guidance of general applicability.
5.3    Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, which are rights to receive cash in an amount equal to the Fair Market Value of specified number of shares of Stock covered by the Restricted Stock Units at the end of a specified deferral period. Settlement of an Award of Restricted Stock Units shall occur as specified for such Restricted Stock Units by the Committee in the related Restricted Stock Units Agreement. In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the vesting or deferral period, as the case may be, or at earlier specified times, separately or in combination, in installments or otherwise, as the Committee may determine. Restricted Stock Units shall be satisfied by the delivery of cash in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units.
5.4    Deferral of Receipt of Restricted Stock Units. With the consent of the Committee, a Participant who has been granted a Restricted Stock Unit may, by compliance with the then applicable procedures under the Plan, irrevocably elect in writing to defer receipt of all or any part of any distribution associated with that Restricted Stock Unit Award in accordance with either the terms and conditions specified under the Restricted Stock Units Agreement and related documents. The terms and conditions of any such deferral, including, but not limited to, the period of time for, and form of, election; the manner of payout; and the use of Dividend Equivalents with respect to any Restricted Stock Units shall be as determined by the Committee. The Committee may, at any time and from time to time, but prospectively only except as hereinafter provided, amend, modify, change, suspend, or cancel any and all of the rights, procedures, mechanics, and timing parameters relating to such deferrals. In addition, the Committee may, in its sole discretion, accelerate the payout of such deferrals (and any earnings thereon), or any portion thereof, either in a lump sum or in a series of payments, but only to the extent that the payment or the change in timing of the payment will not cause a violation of Section 409A.
Section 6.    Reorganization of the Company and Adjustment in Number of Units.
6.1    Adjustments for Stock Split, Stock Dividend, Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a Stock dividend or any other distribution upon such shares payable in Stock or rights to acquire Stock, or through a Stock split, reverse Stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Stock (any of the foregoing being herein called a “capital restructuring”), then in relation to the Stock that is affected by one or more of the above events, the Committee, in its sole discretion, may equitably and proportionally adjust the number of Restricted Stock Units, previously awarded to each Participant and the maximum number of Restricted Stock Units which may be awarded under the Plan to appropriately reflect the occurrence of each event. Adjustments, if any, made by the Committee under this subsection 6.1 shall be final and binding on all Participants, provided that no adjustment shall cause any award of Restricted Stock Units to be subject to Section 409A.
6.2    Other Changes in Stock. In the event there shall be any change, other than as specified in subsection 6.1 hereof, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.
6.3    Reorganization or Liquidation. In the event that the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than 20 percent of the outstanding voting stock of the Company is acquired by any other corporation, business entity, or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code)

or liquidation of the Company, then the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to the Plan and outstanding Awards make appropriate provision for the adoption and continuation of the Plan by the acquiring or successor corporation and for the protection of any holders of such outstanding Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated, or otherwise reorganized corporation which will be issuable with respect to the Stock.
6.4    Determination by the Committee, Etc. Adjustments under this Section 6 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all parties.
Section 7.    Vesting and Forfeitures.
7.1    Change of Control. In the event of occurrence of a Change of Control and unless otherwise provided in an applicable Restricted Stock Unit Agreement, without further action by the Committee or the Board, all unvested Restricted Stock Units shall fully vest upon the Participant’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control.
7.2    Termination of Employment. Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or an Affiliate shall be specified in the agreement controlling such Award.
7.3    Termination for Cause. If the employment of the Participant by the Company is terminated for cause, as determined by the Committee, all Awards to such Participant shall thereafter be void for all purposes. As used in subsection 7.3 hereof, “cause” shall mean an act of the Participant that constitutes common law fraud, a felony, or gross malfeasance of duty. The effect of this subsection 7.3 shall be limited to determining the consequences of a termination and that nothing in this subsection 7.3 shall restrict or otherwise interfere with the Company’s discretion with respect to the termination of any employee.
Section 8.    Prohibition Against Assignment or Encumbrance. Except as set forth in Section 11 and as otherwise provided in a Restricted Stock Units Agreement, no right, title, interest or benefit under a Restricted Stock Units Agreement shall ever be transferable or liable for or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest or benefit under a Restricted Stock Units Agreement in any manner until the benefit shall have been actually distributed free and clear of the terms of the Plan.
Section 9.    Nature of the Plan. The Plan and any Restricted Stock Units Agreement shall constitute an unfunded, unsecured obligation of the Company to make payments in accordance with the provisions of the Plan and any Restricted Stock Units

Agreement. Neither the establishment of the Plan, the awarding and vesting of Restricted Stock Units nor the determination of any amounts to be paid under the Plan or any Restricted Stock Units Agreement shall be deemed to create a trust. No Participant shall have any security or other interest in any assets of the Company, in Stock, or otherwise.
Section 10.    Employment Relationship. For all purposes of the Plan, a Participant shall be considered to be in the employment of the Company or its Affiliates as long as he or she remains employed on a full-time basis by the Company or its Affiliates. Nothing in the adoption of the Plan or the awarding of Restricted Stock Units shall confer on any Participant the right to continued employment by the Company or its Affiliates or affect in any way the right of the Company or its Affiliates to terminate such employment at any time. Any question as to whether and when there has been a termination of a Participant's employment and the cause of such termination shall be determined by the Committee, and its determination shall be final.
Section 11.    Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the case of the death or disability of the Participant before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his or her estate.
Section 12.    Amendment and Termination of the Plan. The Board in its sole discretion may terminate the Plan at any time with respect to any Restricted Stock Units which have not theretofore been awarded to Participants. Notwithstanding the foregoing and except as set forth in the last sentence below, the Plan shall terminate upon the tenth (10th) anniversary of the Effective Date, and no Restricted Stock Units may be awarded under the Plan after such date. Notwithstanding any other provision of the Plan, the Committee shall approve any and all Restricted Stock Units Agreements, any and all alterations or amendments to the Plan and any Restricted Stock Units Agreement, who is to execute a Restricted Stock Units Agreement on behalf of the Company, interpret the Plan and any Restricted Stock Units Agreement and prescribe and rescind rules with respect to the administration of the Plan and any Restricted Stock Units Agreement. The Board shall have the right to alter or amend the Plan or any part thereof from time to time, except that no alteration or amendment shall impair the rights of a Participant with respect to Restricted Stock Units theretofore awarded to that Participant without that Participant's consent. The Plan shall remain in effect until the earlier to occur of (i) the tenth (10th) anniversary of the Effective Date or (ii) all Restricted Stock Units awarded under the Plan have been settled or expired.
Section 13.    Tax Withholding. The Company is authorized to withhold from any payment related to a Restricted Stock Unit under this Plan, amounts of withholding and other taxes or social security payments due or potentially payable in connection with any transaction involving a Restricted Stock Unit, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other taxes or social security obligations relating to any Restricted Stock Unit. This authority shall include authority to withhold cash payments under a Restricted Stock Units Agreement in satisfaction of a Participant’s tax obligations.
Section 14.    Requirements of Law. The awarding of Restricted Stock Units shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
Section 15.    Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.
Section 16.    Unfunded Plan. The Plan shall not be a "funded plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any amount hereunder.
Section 17.    Code Section 409A.
17.1    General Compliance. This Plan and any related Restricted Stock Units Agreements are intended to comply with Section 409A, or an exemption thereunder and shall be construed and administered in accordance with Section 409A or such exemption. Notwithstanding any other provision of this Plan and any related Restricted Stock Units Agreement, payments provided under this Plan and any related Restricted Stock Units Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Plan and any related Restricted Stock Units Agreement that may be excluded from Section 409A, either as separation pay due to an involuntary separation from service or as a short-term deferral, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Plan and any related Restricted Stock Units Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan and any related Restricted Stock Units Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
17.2    Specified Employees. Notwithstanding any other provision of this Plan and any related Restricted Stock Units Agreement, if any payment or benefit provided to a Participant in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined under Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Participant’s separation from service or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
Section 18.    Other Employee Benefits. The amount of any income deemed to be received by a Participant as a result of the payment under an Award shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance, or salary continuation plan.

APPROVED by the Board of Directors of ALTUS MIDSTREAM COMPANY on this 17th day of December, 2018.
ALTUS MIDSTREAM COMPANY

/s/ Dominic J. Ricotta

Print Name: Dominic J. Ricotta
Print Title: Senior Vice President, Human Resources